COMCAST CORPORATION
NEWS RELEASE
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Contacts: at Time Warner
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Michael Luftman, Time Warner Cable                               (203) 328-0613

Contacts: at Comcast
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Sheila Willard, Vice President of Government Affairs             (215) 981-7613
William Goetz, Regional Senior Vice President Southeast Region   (561) 227-1020
Diane Dietz, VP of Public Affairs, Midwest Region                (248) 204-6738


FOR IMMEDIATE RELEASE

               TIME WARNER CABLE AND COMCAST TO SWAP CABLE SYSTEMS
                IN INDIANA AND FLORIDA SERVING 253,000 CUSTOMERS

Comcast Corporation and Time Warner Cable announced today that they have agreed to trade Comcast's Lake County and Tallahassee, Florida systems for Time Warner's Indianapolis, Indiana system.

Under the agreement, Time Warner will trade its Indianapolis cable system to Comcast, along with smaller systems in Marion and Lizton, Indiana, which together serve a total of 120,000 customers. Comcast currently operates cable systems in the Indianapolis area serving 150,000 subscribers and will serve over 390,000 subscribers in Indiana upon closing of this and certain other pending transactions. In this swap, Time Warner will receive Comcast's Tallahassee system, which serves 76,000 customers and its Lake County system near Orlando, which has 57,000 customers. Time Warner's Orlando division presently serves 650,000 subscribers and its Florida operations serve more than 1.5 million people.

The system swaps are subject to customary closing and regulatory approvals and are expected to close by mid-2000.

"Continuing to enhance our already well-clustered operations in key states like Florida is a priority for Time Warner Cable," said Glenn A. Britt, the company's president. "We are pleased we've been able to accomplish this important transaction with Comcast and are confident our customers in Indianapolis will continue to receive the highest levels of customer service."

"We are excited to strengthen our Indianapolis presence through this transaction," said Stephen B. Burke, president of Comcast Cable Communications, Inc. "We have served Indianapolis County for over 12 years and we look forward to expanding our digital cable, high-speed Internet services and other emerging new services throughout the City. While it is always disappointing to leave any community, we know that our Tallahassee and Lake County customers will be in good hands with Time Warner."

 Comcast Corporation (www.comcast.com) is principally engaged in the development, management and operation of broadband cable networks and in the provision of content through principal ownership of QVC, Comcast-Spectacor and Comcast SportsNet, a controlling interest in E! Entertainment Television and through other programming investments.

Comcast's Class A Special Common Stock and Class A Common Stock are traded on The Nasdaq Stock Market under the symbols CMCSK and CMCSA, respectively.


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